Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries, of our report dated January 9, 2015, with respect to the Combined Balance Sheet, Combined Statement of Revenues and Certain Operating Expenses, Combined Statements of Equity and Combined Statements of Cash Flows of Wheeler Interests, LLC, Wheeler Real Estate LLC and WHLR Management, LLC for the year ended December 31, 2013, of each of our reports dated March 24, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Alex City Marketplace and Pierpont Centre for the year ended December 31, 2013, of our report dated May 14, 2015, with respect to the Statement of Revenues and Certain Operating Expenses of Butler Square for the year ended December 31, 2014, and each of our reports dated July 1, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Beaver Ruin Village and Beaver Ruin Village II for the year ended December 31, 2014.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

July 2, 2015